Exhibit 99.1

DALLAS, September 30, 2024

AT&T Sells Remaining Stake in DIRECTV to TPG

AT&T (NYSE:T) (“the Company”) reached an agreement to sell its remaining stake in DIRECTV to TPG. Under the agreement, the Company will sell its entire 70% stake in a non-contingent transaction subject only to customary closing conditions.

Over the past three years, the Company achieved financial outcomes consistent with its expectations that underpinned its decision to retain a 70% financial interest in DIRECTV. Reported cash distributions at, and since, the closing of its initial transaction with TPG totaled $19 billion and the Company expects to report an additional $7.6 billion of cash payments following this agreement to sell its remaining stake.

This sale allows AT&T to continue to focus on being the leading wireless 5G and fiber connectivity company in America. This transaction also continues to strengthen AT&T’s balance sheet by pulling forward cash expected over the next several years.

The Company expects the transaction to close in the second half of 2025.

For more details on the deal, see the 8-K.

About AT&T

We help more than 100 million U.S. families, friends and neighbors, plus nearly 2.5 million businesses, connect to greater possibility. From the first phone call 140+ years ago to our 5G wireless and multi-gig internet offerings today, we @ATT innovate to improve lives. For more information about AT&T Inc. (NYSE:T), please visit us at about.att.com. Investors can learn more at investors.att.com.

For more information, contact:

Ashley Hoptay

AT&T Corporate Communications

Phone: (469) 203-2327

Email: ashley.hoptay@att.com

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